Exhibit 5

[Letterhead of Luse Gorman Pomerenk & Schick, PC]

(202) 274-2000

March 16, 2007

The Board of Directors
FSB Community Bankshares, Inc.
45 South Main Street
Fairport, New York 14450

Re:   FSB Community Bankshares, Inc.
             Common Stock, Par Value $0.10 Per Share

Ladies and Gentlemen:

You have requested the opinion of this firm as to certain matters in connection with the offer and sale (the “Offering”) of FSB Community Bankshares, Inc. (the “Company”) Common Stock, par value $0.10 per share (“Common Stock”). We have reviewed the Company’s Charter, Registration Statement on Form SB-2 (the “Form SB-2”), as well as applicable statutes and regulations governing the Company and the offer and sale of the Common Stock.

We are of the opinion that upon the declaration of effectiveness of the Form SB-2, the Common Stock, when sold pursuant to the Company’s prospectus and the FSB Community Bankshares, Inc. Stock Issuance Plan, will be legally issued, fully paid and non-assessable.

This Opinion has been prepared in connection with the Form SB-2. We hereby consent to our firm being referenced under the caption “Legal and Tax Matters,” and for inclusion of this opinion as an exhibit to the Registration Statement on Form SB-2.

Very truly yours,

/s/ Luse Gorman Pomerenk & Schick, PC

LUSE GORMAN POMERENK & SCHICK A PROFESSIONAL CORPORATION